Exhibit 5.3

Suite 1400 Bank of America Plaza

300 South Fourth Street

Las Vegas, Nevada 89101

(702) 692-8000

Law Offices
Denver	(303) 291-3200
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April 11, 2013

William Lyon Homes, Inc.

4695 Mac Arthur Court, 8th Floor

Newport Beach, CA 92660

Re:	Registration Statement on Form S-4 Relating to Exchange Offer for up to $325,000,000 in Aggregate Principal Amount of William Lyon Homes, Inc.’s 8.500% Senior Notes Due 2020

Ladies and Gentlemen:

We have acted as local counsel in the State of Nevada to Mountain Falls, LLC and Mountain Falls Golf Course, LLC, each a Nevada limited-liability company (collectively, the “Nevada Guarantors”) in connection with the issuance of up to $325,000,000 in an aggregate principal amount of 8.500% Senior Notes due 2020 (the “Exchange Notes”) issued by William Lyon Homes, Inc., a California corporation (the “Company”), and the guarantees of the Exchange Notes (the “Guarantees”) by the Nevada Guarantors, and other guarantors, pursuant to an indenture, dated as of November 8, 2012 (as supplemented or amended, the “Indenture”), among the Company, the Nevada Guarantors, the other guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee), and a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2013 (the “Registration Statement”) regarding the exchange offer described therein (the “Exchange Offer”). Under the Exchange Offer, the Exchange Notes and the Guarantees will be issued in exchange for certain of the Company’s 8.500% Senior Notes due 2020 that were issued on November 8, 2012 (the “Outstanding Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

William Lyon Homes, Inc.

April 11, 2013

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Nevada Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Nevada, including Chapter 86 of the Nevada Revised Statutes, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within the State of Nevada.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Outstanding Notes under the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and the Guarantees will have been duly authorized by all necessary limited-liability company action of the Nevada Guarantors required under Chapter 86 of the Nevada Revised Statutes, as amended.

Our opinion is subject to the following: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity in certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of any rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation, to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or accumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting or requiring

William Lyon Homes, Inc.

April 11, 2013

consent to assignment or transfer of any right of property, and (o) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or view as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, rules of the Financial Industry Regulatory Authority, Inc. or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed that (a) the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto (other than the Nevada Guarantors), (b) the Documents constitute legally valid and binding obligations of the parties thereto (other than the Nevada Guarantors), enforceable against each of them in accordance with their terms, and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failure to obtain required consents, approvals or authorizations from, or make required registrations or filings with, governmental authorities.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FENNEMORE CRAIG JONES VARGAS

FENNEMORE CRAIG JONES VARGAS